Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

1200 Seventeenth Street, NW, Washington, DC 20036

June 1, 2023

Sinclair, Inc.

10706 Beaver Dam Road

Hunt Valley, Maryland 21030

Ladies and Gentlemen:

We have acted as counsel to Sinclair, Inc., a Maryland corporation (the “Company”), in connection with its filing of Post-Effective Amendment No. 1 (the “Post Effective Amendments”) to the Registration Statements on Form S-8 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), by Sinclair Broadcast Group, Inc., a Maryland corporation (the “Predecessor”) on June 9, 2022 (Registration No. 333-265508), June 29, 2021 (Registration No. 333-257503), March 16, 2018 (Registration No. 333-223723), February 11, 2016 (Registration No. 333-209476), August 8, 2008 (Registration No. 333-152884), November 10, 2005 (Registration No. 333-129615), February 28, 2003 (Registration No. 333-103528), June 30, 1998 (Registration No. 333-58135), December 23, 1997 (Registration No. 333-43047), and July 18, 1997 (Registration No. 333-31571) (collectively, the “Registration Statements”). The Company is filing the Post-Effective Amendments to adopt the Registration Statements pursuant to Rule 414(d) under the Act as the successor issuer to the Predecessor. The Registration Statements, as amended by the Post-Effective Amendments, relate to the offering of shares of Class A common stock, par value $0.01 per share, (the “Common Shares”), of the Company that may be offered from time to time pursuant to the Company’s 2022 Stock Incentive Plan (“2022 Plan”), 1998 Employee Stock Purchase Plan (“1998 Plan”), 1996 Long-Term Incentive Plan (“1996 Plan”), and 401(k) Profit Sharing Plan (“401(k) Plan” and together with the 2022 Plan, the 1998 Plan, and the 1996 Plan, the “Plans”).

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to examination of copies of the following (each, a “Document,” and collectively, the “Documents”):

(i)	the Articles of Incorporation of the Company, as amended as of the date hereof;

(ii)	the bylaws of the Company, as amended as of the date hereof;

(iii)	the Registration Statements and the Post-Effective Amendments;

(iv)	resolutions of the Board of Directors of the Company adopted on May 18, 2023 in the form certified to us by an officer of the Company on the date hereof; and

(v)	a certificate of an officer of the Company dated as of the date hereof.

Based upon the foregoing and subject to the assumptions, qualifications, limitations, and exceptions set forth below, we are of the opinion that the Common Shares have been duly authorized, and the Common Shares, when issued and delivered by the Company and, as applicable, paid for, in the manner described in the Registration Statements and the Plans and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable.

For purposes of this opinion, we have not reviewed any documents other than the Documents. In particular, we have not reviewed any document (other than the Documents) that is referred to in or incorporated by reference into any Document reviewed by us. We have assumed that no provision exists in any document that we have not reviewed that is inconsistent with the opinions stated herein.

In connection with this opinion, we have considered such matters of law and fact as we, in our professional judgment, have deemed necessary or appropriate to render the opinions contained herein. In rendering this opinion letter, we have assumed without independent investigation: (i) the completeness of all Documents; (ii) the genuineness of all signatures; (iii) the legal capacity of all individuals who have executed any of the Documents; (iv) the authenticity of all Documents submitted to us as originals; (v) the conformity to the original documents of all Documents submitted to us as certified, photostatic, reproduced, facsimile or conformed copies of valid existing agreements; (vi) the authenticity of all such latter Documents; and (vii) that the statements regarding matters of fact in any of the Documents that we have examined are accurate and complete. We have further assumed that there are no oral or written modifications or amendments to any of the Documents, and that the executed versions of the Documents are identical to any unexecuted forms or versions that we may have reviewed.

Our opinions expressed above are limited in all respects and for all purposes to the laws of the State of Maryland (excluding the securities laws and blue sky laws of the State of Maryland), and we express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Maryland laws and rules, regulations and orders thereunder that are currently in effect. In rendering the opinions set forth herein, we express no opinion concerning (i) the creation, attachment, perfection or priority of any security interest, lien or other encumbrance, or (ii) the nature or validity of title to any property. The opinions set forth in this letter are limited to the matters and the transaction expressly addressed herein and no opinion is to be implied or may be inferred beyond the opinions expressly stated in this letter.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendments. The giving of this consent, however, does not constitute an admission that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP

PILLSBURY WINTHROP SHAW PITTMAN LLP